Exhibit 15

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Arrow Financial Corporation
Glens Falls, New York

Re: Registration Statements Forms S-3 (No. 333-197927, and 333-187293) and Forms S-8 (No. 333-62719, No. 333-151550, No. 333-188479, and No. 333-188480)

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 6, 2015 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Albany, New York
November 6, 2015